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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                         (Amendment No.               )*
                                       -------------

                                SweetWater, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  870 534 104
                    ---------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 pages


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CUSIP No. 870 534 104                 13G              Page   2   of   5   Pages
         -------------                                       ---      ---

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1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Swiss Army Brands, Inc.
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [ ]
                                                          (b) [ ]
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3    SEC USE ONLY
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4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

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     NUMBER OF     5    SOLE VOTING POWER
     SHARES                       611,000
     BENEFICIALLY  -------------------------------------------------------------
     OWNED BY      6    SHARED VOTING POWER
     EACH          -------------------------------------------------------------
     REPORTING     7    SOLE DISPOSITIVE POWER
     PERSON                       611,000
     WITH          -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  611,000
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                  19.9%
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12   TYPE OF REPORTING PERSON*
                                  CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

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Item 1(a).            Name of Issuer:

                      SweetWater, Inc.

Item 1(b).            Address of Issuer's Principal Executive Offices:

                      2505 Trade Center Avenue
                      Longmont, Colorado  80503

Item 2(a).            Name of Person Filing:

                      Swiss Army Brands, Inc.

Item 2(b).            Address of Principal Business Office or, if none,
                      Residence:

                      One Research Drive
                      Shelton, Connecticut 06484

Item 2(c).            Citizenship:

                      Delaware

Item 2(d).            Title of Class of Securities:

                      Common Stock, par value $0.001 per share

Item 2(e).            CUSIP Number:

                      870 534 104

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person filing is a:

               (a)   [ ]    Broker or Dealer registered under section 15
                            of the Act
               (b)   [ ]    Bank as defined in section 3(a)(6) of the Act
               (c)   [ ]    Insurance Company as defined in section
                            3(a)(19) of the Act
               (d)   [ ]    Investment Company registered under section 8
                            of the Investment Company Act
               (e)   [ ]    Investment Advisor registered under section
                            203 of the Investment Advisors Act of 1940
               (f)   [ ]    Employee Benefit Plan, Pension Fund which is
                            subject to the provisions of the Employee Retirement
                            Income Security Act of 1974 or Endowment Fund; see
                            'SS'240.13d-1(b)(1)(ii)(F)

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               (g)   [ ]    Parent Holding Company, in accordance with
                            'SS'240.13d-1(b)(ii)(G) (Note: See Item 7)
               (h)   [ ]    Group, in accordance with 'SS'240.13d-1
                            (b)(1)(ii)(H)

Item 4.              Ownership.

                     (a)    Amount Beneficially Owned:

                                611,000

                     (b)    Percent of Class:

                                 19.9%

                     (c)    Number of shares as to which such person has:

                                 (i)   Sole power to vote or to direct the
                                       vote:

                                            611,000

                                (ii)   Shared power to vote or direct the
                                       vote:

                                            -0-

                               (iii)   Sole power to dispose or direct the
                                       disposition of:

                                            611,000

                                (iv)   Shared power to dispose or direct the
                                       disposition of:

                                            -0-

Item 5.              Ownership of Five Percent or Less of a Class.

                     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

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Item 6.              Ownership of More Than Five Percent on Behalf of
                     Another Person:

                     Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                     Not Applicable.

Item 8.              Identification and Classification of Members of the
                     Group.

                     Not Applicable.

Item 9.              Notice of Dissolution of Group.

                     Not Applicable.

Item 10.             Certification.

                     Not Applicable.

                                    SIGNATURE

                     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  January 14, 1997

                                            SWISS ARMY BRANDS, INC.

                                            By: /s/ THOMAS M. LUPINSKI
                                               --------------------------------
                                               Thomas M. Lupinski
                                               Senior Vice President and
                                               Chief Financial Officer

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                            STATEMENT OF DIFFERENCES
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            The section symbol shall be expressed as .... 'SS'.